Contacts:
Justin Renz	Gina Nugent
Senior Vice President, CFO	IRO
Zalicus Inc.	Zalicus Inc.
617-301-7575	857-753-6562
JRenz@zalicus.com	gnugent@zalicus.com

ZALICUS PUBLISHES DATA ON SODIUM CHANNEL COMPOUND IN PAIN MODELS

-- New Paper Published in PAIN Reports Preclinical Efficacy of Z212, a Novel Sodium Channel Blocker to

Reduce Neuropathic Pain–

-- Zalicus Platform Generating Pipeline of Orally Available Compounds Targeting N-type and T-type

Calcium Channels and Selected Sodium Channels Involved in Chronic Pain--

CAMBRIDGE, Mass. – February 25, 2011 – Zalicus Inc. (NASDAQ: ZLCS) today announced the publication of preclinical data in the journal PAIN. The paper describes the activity of Z212, a novel proprietary small organic compound that acts to modulate Nav1.7 and Nav1.8 sodium channels and to reduce neuropathic pain by targeting the hyper-excitability associated with chronic pain signaling pathways. Through its unique mechanism of action, Z212 has been shown to both reduce the excitability of neurons and reverse pain hypersensitivity in preclinical models. Zalicus is utilizing its ion channel discovery platform and scientific expertise to develop a pipeline of novel, orally active compounds targeting critical N-type and T-type calcium and selected sodium channels implicated in chronic pain. Zalicus’s most advanced preclinical ion channel product candidate, Z944, a novel T-type calcium channel blocker, has been selected to advance into IND-enabling toxicology studies prior to the initiation of a Phase 1 study in 2011. Z212 and multiple other preclinical compounds have been identified and are being evaluated for additional clinical starts in 2011.

In the paper entitled, “A novel slow-inactivation-specific ion channel modulator attenuates neuropathic pain,” Hildebrand et al., PAIN (2011), pre-published online (doi:10.1016/j.pain.2010.12.035), Zalicus researchers describe the design, synthesis and activity of the unique sodium channel pain blocking compound Z212 to preferentially attenuate hyperexcitable neurons while largely sparing normally firing neurons.

“By targeting the sodium channels in the peripheral and central nociceptive signaling pathways through its unique mechanism of action, Z212 has the potential to become a safe and effective treatment for chronic inflammatory and neuropathic pain,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “With the addition of selected sodium channel targets to its screening platform Zalicus continues to utilize its considerable expertise in ion channels to develop a pipeline of novel, orally available agents that address these attractive targets for pain intervention.”

Improved Calcium and Sodium Channel Blockers through Electrophysiological Screening

Our industry leading selective ion channel modulation platform allows us to identify product candidates that harness the potential of targeting calcium and sodium channels for acute and chronic pain. Zalicus utilizes proprietary drug design and electrophysiological screening processes to create drug candidates with improved levels of specificity and mechanisms of action, potentially leading to greatly enhanced safety and tolerability profiles compared to existing agents. Building on this work, we are currently pursuing programs at developing N-type and T-type calcium channels and selected sodium channel blockers.

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

About Zalicus

Zalicus Inc. (NASDAQ: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus applies its selective Ion channel modulation platform and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, the product candidates Z944 and Z212, Zalicus’s selective Ion channel modulation program, its cHTS combination drug discovery technology and Zalicus’s other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’s product candidates, the unproven nature of the Zalicus drug discovery technologies, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

(c) 2011 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com